Exhibit 99.2

Product and Segment Revenues
Unaudited
(In thousands)

	Three Months Ended
	March 31,
	2012	2011
Product Revenues:
Carrier Systems	$71,258	$86,750
Business Networking	43,142	36,363
Loop Access	20,335	42,409
Total	$134,735	$165,522

Subcategories included in the above:
Broadband Access (included in Carrier Systems)	$49,482	$51,782
Optical (included in Carrier Systems)	14,255	20,916
Internetworking (Netvanta & Multi-service Access Gateways) (included in Business Networking)	40,974	32,883
Total Core Products	$104,711	$105,581
Percentage of Total Revenue	78%	64%

HDSL (does not include T1) (included in Loop Access)	$18,959	$40,945
Other Products (excluding HDSL)	11,065	18,996
Total Legacy Products	$30,024	$59,941
Percentage of Total Revenue	22%	36%

Total	$134,735	$165,522

Segment Revenues:
Carrier Networks	$96,654	$132,360
Enterprise Networks	38,081	33,162
Total	$134,735	$165,522

Sales by Geographic Region:
United States	$116,443	$153,113
International	18,292	12,409
Total	$134,735	$165,522